EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Marilynn Meek
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3773

RICHARD J. STOCKTON APPOINTED CHIEF EXECUTIVE
OFFICER OF ASHFORD HOSPITALITY PRIME, INC.

DALLAS, November, 2, 2016 -- Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) announced today that its Board of Directors has appointed Richard J. Stockton as the Chief Executive Officer of the Company, effective November 14, 2016. Monty J. Bennett, the Company’s previous Chief Executive Officer, remains Chairman of the Board of Ashford Prime.

Mr. Stockton brings a wealth of real estate experience and accomplishments to Ashford Prime. He spent over 15 years at Morgan Stanley in real estate investment banking where he rose from an Associate to Managing Director and regional group head. Specifically, he was head of EMEA Real Estate Banking in London, executing business across Europe, the Middle East, and Africa. As co-head of the Asia Pacific Real Estate Banking Group from 2010-2012, Mr. Stockton was responsible for a team of over 20 real estate investment bankers in Hong Kong, Singapore, Sydney and Mumbai. He left the firm in 2013 to become President & CEO-Americas for OUE Limited, a publicly listed Singaporean property company with over $5 billion in assets. While there, Mr. Stockton negotiated and completed the $367.5 million acquisition of the US Bank Tower, implementing an over $50 million repositioning plan that resulted in SkySpace LA – the West Coast’s tallest observation deck. Most recently, Mr. Stockton served as Global Chief Operating Officer, Real Estate at Carval Investors, a subsidiary of Cargill, which is one of the world’s largest privately-owned companies, where he developed a strategic plan for the real estate business with approximately $1 billion in investments and operations in the U.S., Canada, United Kingdom and France. He was also a member of the Global Real Estate Investment Committee at Carval, while also overseeing real estate, capital formation, marketing, and operations.

Mr. Stockton has also served on numerous boards during his career including the Asia Pacific Real Estate Association and Los Angeles Downtown Center BID. Currently, he is serving on the board of Watchfacts, Amazon’s exclusive provider of pre-owned luxury watch certifications and warranties. Mr. Stockton received an MBA in Finance and Real Estate from The Wharton School, University of Pennsylvania and a BS from Cornell University, School of Hotel Administration.

“We are extremely pleased, following an extensive search process, to have attracted someone of Richard’s caliber to join our organization," said Monty J. Bennett, Ashford Prime's Chairman of the Board. “Richard brings over 20 years of experience in investing in and financing real estate, and I am confident that his expertise will be extremely valuable to us as we continue to execute on our strategic initiatives in order to maximize long-term shareholder value.”

Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets.

Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties.  When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements.  Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime's control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation:  general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition.  These and other risk factors are more fully discussed in Ashford Prime's filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release.  Investors should not place undue reliance on these forward-looking statements.  We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.